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                                    Exhibit 18



Coopers        certified public accountants           One Post Office Square
& Lybrand                                             Boston, Mass. 02109
                                                      telephone (617) 478-5000
                                                      facsimile (617) 478-5900

                                                      One International Place
                                                      Boston, Mass. 02110
                                                      telephone (617) 478-5000
                                                      facsimile (617) 478-3900










                                February 25, 1994




New England Electric System
25 Research Drive
Westborough, MA 01582

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing for the year ended December 31, 1993 pursuant to Item 601 of Regulation S-K.

We have read management's description of the change in accounting from the as-meters-are-read method of revenue recognition to the accrual of revenues for electricity delivered but not yet billed by Massachusetts Electric Company (a subsidiary of New England Electric System) contained in the Company's Form 10-K for the year ended December 31, 1993. This change was made in accordance with a November, 1993 rate agreement approved by the Massachusetts Department of Public Utilities. Based on our reading of the data and discussions with Company officials of the business judgment and business planning factors relating to the change, we believe management's justification for the change to be reasonable. Accordingly, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.


                                s/Coopers & Lybrand

                                Coopers & Lybrand




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Coopers & Lybrand is a member firm of Coopers & Lybrand (International)